UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

January 16, 2007

Date of Report (Date of earliest event reported)

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-11242	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2007, Joseph E. O’Dell, the President and Chief Executive Officer of First Commonwealth Financial Corporation (“First Commonwealth”) and a director of First Commonwealth notified the Board of Directors that he intends to retire effective as of the close of business on February 28, 2007.

Also on January 16, 2007, the Board of Directors elected John J. Dolan as President and Chief Executive Officer and Edward J. Lipkus III as Chief Financial Officer effective March 1, 2007. Effective March 1, 2007 Mr. Dolan was also appointed to the Board of Directors to serve for the remainder of Mr. O’Dell’s term, which expires at First Commonwealth’s 2007 annual meeting of shareholders. It is anticipated that Mr. Dolan will be nominated for re-election to First Commonwealth’s Board of Directors at that time.

Prior to his appointment as President and Chief Executive Officer, John Dolan, age 50, served as Chief Financial Officer of First Commonwealth since 1987. Mr. Dolan first joined the First Commonwealth organization in 1980 as a staff accountant for National Bank of the Commonwealth, a predecessor to First Commonwealth’s banking subsidiary, First Commonwealth Bank. From 1980 until 1987, Mr. Dolan served in financial and accounting capacities in the First Commonwealth organization, including as Comptroller of First Commonwealth from 1985 through 1997. Mr. Dolan earned a Bachelor of Science Degree in Business Administration with a specialization in Accounting from West Liberty State College, West Liberty, WV.

Prior to his appointment as Chief Financial Officer, Ed Lipkus, age 43, served as Senior Vice President and Controller of First Commonwealth since August 2006. Prior to joining First Commonwealth, Mr. Lipkus served as First Vice President, Controller, and Principal Accounting Officer for Valley National Bancorp, a bank holding company headquartered in Wayne, New Jersey, from March 2003, and as Assistant Controller of Valley National Bancorp from July 2002 until March 2003. From July 2001 until June 2002, Mr. Lipkus served as Vice President and Assistant Controller for Mellon Investor Services, a subsidiary of Mellon Financial that provides recordkeeping and transactional services for corporate clients. From January 2000 through June 2001, Mr. Lipkus was Vice President – Financial Operations and Controls of Commercial Bank of New York, a $2 billion commercial bank headquartered in New York, NY. Mr. Lipkus earned his Bachelor of Science degree in Accounting from Upsala College and his MBA from Rutgers University.

On January 16, 2007, the Board of Directors also approved the principal terms of a Separation Agreement and General Release and a Consulting Services Agreement that Mr. O’Dell will enter into with First Commonwealth upon his retirement on February 28, 2007 and an Employment Agreement that Mr. Dolan will enter into with First Commonwealth when he assumes the position of President and Chief Executive Officer on March 1, 2007.

Under the terms of his Separation Agreement, Mr. O’Dell will be entitled to receive payments totaling $657,000, of which $400,000 will be paid in twelve monthly installments from March 2007 through February 2008, and $257,000 will be paid in thirty monthly installments from March 2008 through August 2010. First Commonwealth will also pay approximately $73,273 for the cost of Mr. O’Dell’s continued coverage under First Commonwealth’s health insurance plans until he becomes eligible for Medicare in August 2010. Mr. O’Dell will release First Commonwealth from any claims arising for Medicare in August 2010. Mr. O’Dell will release First Commonwealth from any claims arising out of his employment and will agree not to engage in certain competitive activities during the period in which payments are being made under the Separation Agreement. Under the terms of the Consulting Services Agreement, Mr. O’Dell will agree to provide consulting services as and when requested by First Commonwealth from his retirement until August 2010 in return for consulting fees of $1,000 per month, or $43,000 in the aggregate.

Under the terms of his Employment Agreement, Mr. Dolan will be employed for an initial term of three years. At the end of his initial term, Mr. Dolan’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the then-current term. Mr. Dolan’s initial base salary will be $400,000, subject to adjustment by the Board of Directors. If First Commonwealth terminates Mr. Dolan’s employment other than for cause (as that term will be defined in his Employment Agreement) prior to March 1, 2010, First Commonwealth must continue to pay Mr. Dolan’s base salary and provide health benefits until March 1, 2010.

These agreements have not been finalized and are subject to change. First Commonwealth will file a Form 8-K pursuant to Item 1.01 when the agreements are signed.

First Commonwealth issued a press release announcing the management changes described above which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release issued by First Commonwealth on January 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2007

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ DAVID R. TOMB, JR.
David R. Tomb, Jr.
Senior Vice President, Secretary and Treasurer